Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
January 15, 2004	(919) 774-6700

THE PANTRY REPORTS FIRST QUARTER FINANCIAL RESULTS

Reaffirms Fiscal 2004 EPS Guidance of $1.30-$1.40

Sanford, North Carolina, January 15, 2004—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its first fiscal quarter ended December 25, 2003.

The results reflect continued growth in comparable store merchandise sales and gasoline gallons sold, improved merchandise gross margins, and a positive contribution from 138 Golden Gallon stores acquired on October 16, 2003. For the first quarter of fiscal 2004, net income was $4.9 million, matching net income before cumulative effect of change in accounting principle for the corresponding period a year ago. Net income for the first quarter of fiscal 2003 was $1.4 million, or $0.08 per share. Earnings per share on a diluted basis were $0.24 compared with diluted earnings per share before cumulative effect of change in accounting principle of $0.27 in the first quarter of fiscal 2003. First quarter fiscal 2004 diluted earnings per share have been affected by a 12.2% increase in weighted average shares outstanding which reduced diluted earnings per share by approximately $0.03.

As expected, the year-to-year earnings comparison is affected by the Company’s unusually high gasoline margin in the first quarter of fiscal 2003. Results for the first quarter of fiscal 2004 also include expenses totaling approximately $600,000 ($369,000 after taxes, or $0.02 per share) related to the Company’s proposed secondary offering of common stock.

EBITDA for the first quarter of fiscal 2004 was $35.2 million, a 5.9% increase from $33.3 million a year ago. The Company defines EBITDA as net income before interest expense, income taxes, depreciation, amortization, and cumulative effect of change in accounting principle.

Total gross profit for the quarter was $140.4 million, an 11.4% increase from a year ago. Merchandise sales increased 2.7% on a comparable store basis, the Company’s 10th consecutive quarterly gain, and were up 11.4% overall. Merchandise gross margin for the quarter was 34.2%, up 130 basis points from 32.9% in the first quarter of fiscal 2003, reflecting ongoing benefits from the Company’s programs to upgrade and enhance the profitability of its product mix. Total merchandise gross profits were $92.4 million, a 15.8% increase from a year ago.

Comparable store gasoline gallons for the quarter increased 3.4%, with total gallons sold up 14.7%. The average retail price of gasoline increased 2.9% from a year ago, and total gasoline revenues rose 18.0%. Gross margin per gallon of 12.6 cents was in line with expectations, but below the high margin of 13.9 cents in the first quarter last year. Gasoline gross profits totaled $40.9 million, a 3.6% increase from a year ago. The Company’s total revenues for the quarter were $751.3 million, up 15.4% from $651.0 million in the first quarter of fiscal 2003.

President and Chief Executive Officer Peter J. Sodini said, “Our financial performance for the first quarter was in line with our expectations. We are pleased with the performance of our core store base as well as with our new Golden Gallon stores, which were included in the Company’s financial results for the final 10 weeks of the quarter. The integration of Golden Gallon went smoothly from a logistical standpoint, with the expected initial cost savings achieved on schedule and operating results to date in line with our expectations.

“Our existing stores also continue to perform well,” Mr. Sodini continued. “In our merchandise business, we are benefiting from initiatives launched over the last few years to introduce new or reconfigured product offerings, to rationalize store layouts, and to sharpen our focus on profitability. On the gasoline side, our increase in comparable store gallons sold reflects the impact of brand conversions or re-images stemming from our new branding and supply agreements announced last March—especially conversions to our Kangaroo private label format. Gasoline margins, while below a year ago, are also benefiting from the supply agreements, as well as the effectiveness of our proprietary Gasoline Pricing System.”

During the first quarter, the Company completed gasoline conversions or image upgrades related to the branding and supply agreements at an additional 109 locations. That brought the total to date to 282 locations, including 112 stores with BP® gasoline, 74 stores with Citgo® gasoline, and 96 stores with the Company’s private label Kangaroo® brand. Plans call for a total of about 1,000 stores to be converted or re-imaged on the gasoline side by the end of fiscal 2005, with concurrent conversions to Kangaroo Express® branding for their merchandise operations.

The Company continues to believe that its fiscal 2004 diluted earnings per share will be in a range between $1.30 and $1.40, with EBITDA between $155 million and $158 million. This guidance, which is subject to change, reflects the expected benefits from the Golden Gallon acquisition, current market conditions, and the fact that fiscal 2004 is a 53-week year.

Mr. Sodini concluded, “Given our initial success in integrating the Golden Gallon acquisition, we look forward to a strong fiscal 2004. We have upgraded our store-level operations over the last few years, and we believe will become stronger still as we convert most of our stores to the Kangaroo Express® brand. We have built a solid foundation to support continued organic growth, as well as additional ‘tuck-in’ acquisitions—when the economics are compelling.”

Conference Call

Interested parties are invited to listen to the first quarter earnings conference call scheduled for Thursday, January 15, 2004 at 10:00 a.m. Eastern Standard Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until January 22, 2004.

Use of Non-GAAP Measures

EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful as it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2003 of approximately $2.8 billion. As of December 25, 2003, the Company operated 1,385 stores in ten states under a number of banners including The Pantry®, Kangaroo Express®, Golden Gallon® and Lil Champ Food Store®. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to guidance, future plans, events, financial results or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the success of the Company’s recent operational initiatives; fluctuations in domestic and global petroleum and gasoline markets; wholesale cost increases of tobacco; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the ability of the Company to take advantage of synergies in connection with its recent Golden Gallon® acquisition; the actual operating results of Golden Gallon®; capital markets and the Company’s access to capital; increases in interest rates; financial leverage and debt covenants; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s annual report on Form 10-K, as amended, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of January 15, 2004. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended
	December 25, 2003	December 26, 2002
Revenues:
Merchandise	$270,025	$242,340
Gasoline	474,292	401,933
Commissions	7,019	6,704

Total revenues	751,336	650,977
Cost of sales:
Merchandise	177,617	162,567
Gasoline	433,356	362,419

Total cost of sales	610,973	524,986
Gross profit	140,363	125,991
Operating expenses:
Operating, general and administrative	105,379	93,141
Depreciation and amortization	14,075	12,507

Total operating expenses	119,454	105,648
Income from operations	20,909	20,343
Other income (expense):
Interest expense	(13,896)	(12,992)
Fair market value change in non-qualifying derivatives	755	219
Miscellaneous	262	434

Total other expense	(12,879)	(12,339)
Income before income taxes	8,030	8,004
Income tax expense	(3,092)	(3,084)

Net income before cumulative effect	4,938	4,920
Cumulative effect of change in accounting principle	—	(3,482)

Net income	$4,938	$1,438

Earnings per share:
Net income per diluted share	$0.24	$0.08
Net income per diluted share before cumulative effect	$0.24	$0.27
Diluted shares outstanding	20,368	18,161
Selected financial data:
EBITDA	$35,246	$33,284
Net cash provided by (used in) operating activities	$3,958	$(10,057)
Merchandise gross profit	$92,408	$79,773
Merchandise margin	34.2%	32.9%
Gasoline gallons	325,580	283,834
Gasoline gross profit	$40,936	$39,514
Gasoline margin per gallon	$0.1257	$0.1392
Gasoline retail per gallon	$1.46	$1.42
Comparable store data:
Merchandise sales %	2.7%	3.3%
Gasoline gallons %	3.4%	-0.7%
Number of stores:
End of period	1,385	1,280
Weighted-average store count	1,360	1,285

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 25, 2003	September 25, 2003
Assets
Cash and cash equivalents	$52,000	$72,901
Receivables, net	31,567	30,423
Inventories	94,994	84,156
Other current assets	15,649	12,673

Total current assets	194,210	200,153

Property and equipment, net	420,359	400,609
Goodwill, net	337,452	278,629
Other	39,949	34,774

Total assets	$991,970	$914,165

Liabilities and shareholders’ equity
Current maturities of long-term debt	$32,953	$27,558
Current maturities of capital lease obligations	1,375	1,375
Accounts payable	86,274	78,885
Other accrued liabilities	58,795	74,881

Total current liabilities	179,397	182,699

Long-term debt	542,387	470,011
Environmental expenses	14,247	13,823
Deferred income taxes	53,107	50,015
Deferred revenue	37,492	37,251
Capital lease obligations	15,442	15,779
Other	15,709	15,922
Total shareholders’ equity	134,189	128,665

Total liabilities and shareholders’ equity	$991,970	$914,165

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measure

(In thousands)

	Quarter Ended
	December 25, 2003	December 26, 2002
EBITDA	$35,246	$33,284

Interest expense	(13,141)	(12,773)
Adjustments to reconcile net income to net cash used in operating activities (other than depreciation and amortization, income taxes and cumulative effect of change in accounting principle)	890	1,285

Changes in operating assets and liabilities, net:
Assets	(653)	4,122
Liabilities	(18,384)	(35,975)

Net cash provided by (used in) operating activities	$3,958	$(10,057)

The Pantry, Inc.

Reconciliation of Non-GAAP Guidance

(In thousands)

	Fiscal Year, 2004 Guidance Range
EBITDA	$155,000	$158,000

Interest expense	(50,364)	(50,364)
Adjustments to reconcile net income to net cash used in operating activities (other than depreciation and amortization, and income taxes)	1,151	1,151
Changes in operating assets and liabilities, net	5,364	5,364

Net cash provided by operating activities	$111,151	$114,151